Exhibit 3.29(b)
CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED
OFFICE AND REGISTERED AGENT OF
FINANCIAL EXCHANGE COMPANY OF PITTSBURGH, INC.
      The Board of Directors of FINANCIAL EXCHANGE COMPANY OF PITTSBURGH, INC., a Delaware corporation (the “Corporation”). on this 28th day of January, 1992, do hereby resolve and order that the location of the registered office of the Corporation within the State of Delaware, and the same hereby is Three Christina Centre, 201 N. Walnut Street, Wilmington, DE, 19801, County of New Castle.
      The name of the registered agent therein and in charge thereof upon whom process against this corporation may be served is The Company Corporation.
      The Company Corporation, does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting as herein stated.
      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and its Secretary, and its corporate seal to be hereto affixed, this 28th day of January, 1992.

FINANCIAL EXCHANGE COMPANY OF PITTSBURGH, INC.

By:	/s/ Edward K. Larkin

Edward K. Larkin, President

ATTEST:

/s/ Gregory Katz, Secretary

Gregory Katz, Secretary
6732c/4

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 02/05/1992
920375179-2232965

3